Exhibit 99.1

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Michele Greco, CFO	312.595.9123

The Female Health Company Reports Third Quarter and Nine-Month
FY2013 Operating Results

Nine-Month Highlights:

●	Company generates $12.8 million in cash from operations in first nine months of FY2013
●	Unit sales increase 4.7% to 46.4 million units
●	Net revenues rise 6.2% to $26.7 million
●	Operating income increases 3.8% to $8.0 million
●	Diluted EPS increase 8.0% to $0.27
●	Company to pay quarterly dividend of $0.07 per share on August 7, 2013
●	Company is currently reviewing options to expand manufacturing capacity

CHICAGO (August 1, 2013) – The Female Health Company (NASDAQ-CM: FHCO), which manufactures and markets the FC2 Female Condom, today reported its financial results for the third quarter and first nine months of FY2013. The Company will host an investor conference call today at 11:00 a.m. Eastern Time to discuss these operating results and other topics of interest (see details below).

Management Comments

"As noted in previous press releases, timing issues regarding the receipt of orders can significantly impact the Company's quarterly operating results, positively or negatively, illustrating the difficulty of providing specific revenue and operating income guidance," commented O.B. Parrish, Chairman and Chief Executive Officer of The Female Health Company.  “While revenue and operating income declined from prior-year levels in the most recent quarter, operating income of $8.0 million for the first nine months of Fiscal 2013 exceeded the Company's previous record nine-month operating income of $7.8 million in Fiscal 2012.  Due to the difficulty in precisely predicting the timing of orders, the volatility noted may negatively impact FY2013 fourth quarter and full year results when compared with the record fourth quarter and full year revenue and operating income achieved in FY2012.”

“We generated $12.8 million in positive cash flow from operations during the first nine months of Fiscal 2013 and ended the third quarter with a very strong balance sheet,” continued Parrish.  “Cash balances increased 125% to $11.9 million, while working capital increased 24% to $13.6 million, during the nine-month period.  We remain debt-free, and our stockholders’ equity increased 10% to a record $26.7 million during the first nine months of the current fiscal year.”

“Long-term, we believe the market for FC2 will continue to expand due to both the feminization of HIV/AIDS and its increased role in family planning.  We believe the unique, dual-protection feature of our product will positively impact FC2 demand and unit sales. Unit sales of our female condoms (FC1 and FC2) have grown at a compound average annual rate of 23.7% over the last seven full fiscal years in spite of periods of quarterly fluctuations. Based on the favorable long-term outlook for FC2, the Company is currently reviewing options to expand its manufacturing capacity,” concluded Parrish.

Third Quarter Results

The Company reported net revenues of approximately $7.3 million and net income of $726,911, or $0.03 per diluted share, for the three months ended June 30, 2013, compared with net revenues of approximately $8.7 million and net income of $2,549,743, or $0.09 per diluted share, for the three months ended June 30, 2012.

Net revenues decreased 16%, unit sales declined 17%, and the average FC2 unit price increased 2% in the third quarter of FY2013, when compared with the third quarter of FY2012.

Cost of sales increased 5% to $3,537,418 in the three months ended June 30, 2013, versus $3,362,654 in the three months ended June 30, 2012.  An 11.6% decrease in material costs due to lower unit sales was offset by increased costs as a result of an investment for storage materials due to increased inventory, additional quality control testing to conform to the requirements of a major customer and the Company’s volume purchasing incentive program which was not in effect in the prior year quarter.

Gross profit decreased 29% to $3,743,080 in the most recent quarter, compared with $5,293,736 in the third quarter of FY2012.  Gross profit margin for the three months ended June 30, 2013 approximated 51% of net revenues, versus approximately 61% of net revenues in the year-earlier quarter.

Operating expenses increased 7% to $2,653,184 for the three months ended June 30, 2013, from $2,485,690 for the three months ended June 30, 2012.  The increase was primarily due to the impact of a higher stock price on incentive compensation expense.

Operating income for the three months ended June 30, 2013 totaled $1,089,896, versus $2,808,046 in the same period last year, a decrease of 61%, primarily due to lower unit sales, the reduction of gross margins and higher incentive compensation expense.

Nine-Month Results

The Company reported net revenues of approximately $26.7 million and net income of $7,752,426, or $0.27 per diluted share, for the nine months ended June 30, 2013, compared with net revenues of approximately $25.1 million and net income of $7,114,116, or $0.25 per diluted share, for the nine months ended June 30, 2012.

Net revenues increased 6%, unit sales rose 5%, and the average FC2 unit price increased 1% for the nine months ended June 30, 2013, when compared with the corresponding period of the previous fiscal year due to customer mix.

Cost of sales increased 12% to $11,438,196 in the nine months ended June 30, 2013, versus $10,251,347 in the prior-year period. This increase is primarily attributable to the cost of the Company’s volume purchasing incentive program and certain costs due to increased inventory.

Gross profit rose 2% to $15,229,395 in the first nine months of FY2013, compared with $14,870,849 in the first nine months of FY2012.  Gross profit margin for the nine months ended June 30, 2013 approximated 57% of net revenues, versus approximately 59% of net revenues in the year-earlier period, primarily due to the cost of the Company’s volume purchasing incentive program.

Operating expenses increased 1% to $7,181,778 in the nine months ended June 30, 2013, compared with $7,116,292 in the nine months ended June 30, 2012.

Operating income for the nine months ended June 30, 2013 increased 4% to a record $8,047,617, versus operating income of $7,754,557 in the same period last year.

The Company's operations generated positive cash flow of $12.8 million in the nine months ended June 30, 2013, which included a positive impact from changes in operating assets and liabilities of $4.0 million.  This compared with cash flow from operations of $9.0 million in the nine months ended June 30, 2012, which included a positive impact from changes in operating assets and liabilities of $0.9 million.  The increase in the changes in operating assets and liabilities for the nine months ended June 30, 2013, when compared with the nine months ended June 30, 2012, was primarily due to a reduction in accounts receivable, partially offset by an increase in inventories.

Investor Conference Call

As previously announced, The Female Health Company will host an investor conference call at 11:00 a.m. Eastern Time, today, August 1, 2013, to discuss its third quarter operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 1-877-374-8416 (international participants dial 1-412-317-6716) and asking to be connected to "The Female Health Company" conference call, a few minutes before 11:00 a.m. EDT.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EDT on Thursday, August 8, 2013 by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID# 10031850.  After August 8, 2013, the replay of the call will be available on the Company's website at www.femalehealth.com.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and approximately 143 other countries globally.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding underlying demand for FC2 and the potential expanded manufacturing capacity. These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2012.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	June 30,	September 30,
	2013	2012
Cash	$11,878,170	$5,290,780
Restricted cash	52,267	4,682
Accounts receivable, net	926,098	7,268,917
Income tax receivable	-	27,369
Inventory, net	2,816,369	1,458,199
Prepaid expenses and other current assets	558,140	624,268
Deferred income taxes	2,152,000	2,152,000
Total current assets	18,383,044	16,826,215

Other non-current assets	126,800	122,336
Plant and equipment, net	2,220,009	2,349,876
Deferred income taxes	11,148,000	11,148,000
Total assets	$31,877,853	$30,446,427

Accounts payable	$1,377,668	$1,775,327
Accrued expenses and other current liabilities	1,370,066	1,095,732
Accrued compensation	2,053,912	2,964,812
Accrued dividends	16,495	24,570
Total current liabilities	4,818,141	5,860,441

Deferred rent	72,838	90,902
Deferred grant income	64,027	82,650
Deferred income taxes	189,723	194,244
Total liabilities	5,144,729	6,228,237

Total stockholders’ equity	26,733,124	24,218,190
Total liabilities and stockholders' equity	$31,877,853	$30,446,427

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Three Months Ended June 30,
	2013	2012

Net revenues	$7,280,498	$8,656,390

Cost of sales	3,537,418	3,362,654
Gross profit	3,743,080	5,293,736

Operating expenses	2,653,184	2,485,690

Operating income	1,089,896	2,808,046

Interest, net and other income (expense)	(767)	301
Foreign currency transaction gain (loss)	(33,280)	15,235

Income before income taxes	1,055,849	2,823,582

Income tax expense	328,938	273,839
Net income	$726,911	$2,549,743

Net income per basic common share outstanding	$0.03	$0.09

Basic weighted average common shares outstanding	28,381,923	27,554,290

Net income per diluted common share outstanding	$0.03	$0.09

Diluted weighted average common shares outstanding	28,750,679	29,101,092

Cash dividends declared per common share	-	-

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Nine Months Ended June 30,
	2013	2012

Net revenues	$26,667,591	$25,122,196

Cost of sales	11,438,196	10,251,347
Gross profit	15,229,395	14,870,849

Operating expenses	7,181,778	7,116,292

Operating income	8,047,617	7,754,557

Interest, net and other income	275,966	913
Foreign currency transaction loss	(100,173)	(69,294)

Income before income taxes	8,223,410	7,686,176

Income tax expense	470,984	572,060
Net income	$7,752,426	$7,114,116

Net income per basic common share outstanding	$0.27	$0.26

Basic weighted average common shares outstanding	28,368,212	27,530,445

Net income per diluted common share outstanding	$0.27	$0.25

Diluted weighted average common shares outstanding	28,726,565	29,017,821

Cash dividends declared per common share	$0.19	$0.16